                                                                    Exhibit 23.5


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   ----------------------------------------


AUDIT REPORT

To the general meeting of the shareholders of Frigoscandia Holding AB

Corporate identity number 556542-7704


We have audited the annual accounts, the consolidated accounts, the accounting records and the administration of the board of directors and the managing director of Frigoscandia Holding AB for the year 1998. These accounts and the administration of the company are the responsibility of the board of directors and the managing director. Our responsibility is to express an opinion on the annual accounts, the consolidated accounts and the administration based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Sweden. Those standards require that we plan and perform the audit to obtain reasonable assurance that the annual accounts and the consolidated accounts are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accounts. An audit also includes assessing the accounting principles used and their application by the board of directors and the managing director, as well as evaluating the overall presentation of information in the annual accounts and the consolidated accounts. We examined significant decisions, actions taken and circumstances of the company in order to be able to determine the liability, if any, to the company of any board member or the managing director and whether they have in any other way acted in contravention of the Companies Act, the Annual Accounts Act or the Articles of Association. We believe that our audit provides a reasonable basis for our opinion set out below.

The annual accounts and the consolidated accounts have been prepared in accordance with the Annual Accounts Act, and, consequently we recommend that the income statements and the balance sheets of the parent company and the group be adopted, and that the profit of the parent company be dealt with in accordance with the proposal in the administration report.

The board members and the managing director have not committed any act or been guilty of any omission, which, in our opinion, could give rise to any liability to the company. We therefore recommend that the members of the board of directors and the managing director be discharged from liability for the financial year.



Stockholm January 28, 1999
KPMG